Exhibit 99.1
Contacts:

Sidney Hinton	Philip Bourdillon/Gene Heller
President and CEO	Silverman Heller Associates
919-453-1750	310-208-2550
Metretek Technologies Announces
Termination of SEC Inquiry
WAKE FOREST, N.C. — June 28 , 2007 — Metretek Technologies, Inc. (Amex: MEK) announced that it has received a letter from the Securities and Exchange Commission advising the company that the SEC’s investigation has been completed and that the SEC does not intend to recommend any enforcement action.
The letter concludes the SEC’s informal, non-public inquiry commenced in May 2006 into certain events relating to announcements made by the company in February and March 2006 of orders received by the company’s subsidiary PowerSecure, Inc. These events included events that had been the subject of a previous review by the National Association of Securities Dealers, on behalf of the American Stock Exchange.
Sidney Hinton, president and CEO of Metretek Technologies, noted that the Company had fully cooperated with the SEC inquiry and the earlier NASD review, which had been previously disclosed by the company in its SEC filings. The initial letter of inquiry by the SEC and the initial letter of review by the NASD had each advised the company that such inquiry and review should not be construed as an indication that any violation of law had occurred.
“We know that there are investors who have been interested in the status of the inquiry,” said Hinton, “and we are pleased to announce that the matter is now behind us.”
About Metretek Technologies:
Metretek Technologies, Inc. through its subsidiaries — PowerSecure, Inc.; Southern Flow Companies, Inc.; and Metretek, Incorporated (Metretek Florida) — is a diversified provider of energy measurement products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.
# # #

4